Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 (Post-Effective Amendment No. 1 to Form S-4) No. 333-198695) of Zillow Group, Inc. and in the related Prospectus,

(2)	Registration Statement (Form S-8 No. 333-202132) of Zillow Group, Inc. pertaining to the Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended, the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan, the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated, the Trulia, Inc. 2005 Stock Incentive Plan, as amended, and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-206434) of Zillow Group, Inc. pertaining to the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan, the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan, the Trulia, Inc. 2012 Equity Incentive Plan, as amended and restated, the Trulia, Inc. 2005 Stock Incentive Plan, as amended, and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan, and

(4)	Registration Statement (Form S-8 No. 333-206512) of Zillow Group, Inc. pertaining to the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan,

of our reports dated February 12, 2016, with respect to the consolidated financial statements of Zillow Group, Inc. and the effectiveness of internal control over financial reporting of Zillow Group, Inc. included in this Annual Report (Form 10-K) of Zillow Group, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Seattle, Washington

February 12, 2016